Filed pursuant to Rule 424(b)(3)
Registration No. 333-190948

PROSPECTUS SUPPLEMENT No. 1
(to Prospectus dated October 28, 2013)

8,080,000 Shares

ARISTA POWER, INC.

Common Stock

This Prospectus Supplement No. 1 consists of this cover page and Arista Power’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which was filed with the Securities Exchange Commission on November 12, 2013.  The Quarterly Report contains our unaudited condensed financial statements for the quarter ended September 30, 2013 and a Management Discussion and Analysis of Financial Condition and Results of Operation for this period.  This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated October 28, 2013 (the “Prospectus”) which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this Prospectus Supplement and the Prospectus.  This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should not assume that information contained in this Prospectus Supplement or the Prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this Prospectus Supplement and the Prospectus is delivered or when any sale of our securities occurs.

Investing in our common stock involves risks, which are described under “Risk Factors” beginning on page 4 of the Prospectus, as well as in supplements to the prospectus.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is November 13, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2013

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 001-53510

 ARISTA POWER, INC.
(Exact name of Registrant as specified in its charter)

New York	16-1610794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Mount Read Blvd
Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant has been required to submit and post such files). Yes   ☒    No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).     Yes   ☐      No   ☒

As of November 4, 2013, the Registrant had outstanding 17,993,694 shares of common stock, $0.0002 par value.

ARISTA POWER INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements and Notes

ARISTA POWER, INC.
Condensed Balance Sheets (Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash	560,483	$78,253
Accounts Receivable (less allowance for doubtful accounts of $0 at September 30, 2013 and $25,200 at December 31, 2012)	94,937	400,419
Prepaid expenses and other current assets	720,660	275,371
Inventory	592,127	669,745
Deferred debt discount	820,750	1,090,750
Total current assets	2,788,957	2,514,538

Other assets	183,428	0

Intangible assets, net	25,808	30,713

Property and equipment, net	74,024	121,587

Total assets	$3,072,217	$2,666,838

Current liabilities
Accounts payable	$935,979	$1,268,947
Borrowings under line of credit, net of debt discount	607,741	166,513
Customer deposits	208,267	127,239
Accrued payroll	144,580	78,445
Deferred revenue	97,143	126,043
Accrued warranty costs	140,074	140,074
Accrued loss contract	638,850	0
Accrued liabilities	446,082	418,069
Current portion of long term debt	12,175	11,688
Derivative liability	130,200	0
Total current liabilities	3,361,091	2,337,018

Long term liabilities
Long term debt	18,758	27,951
Derivative liability – long term	1,102,476	0
Total long term liabilities	1,121,234	27,951

Total liabilities	4,482,325	2,364,969

Stockholders' (deficit)/equity
Preferred stock, 5,000,000 shares authorized, $0.0001 par value; none issued or outstanding at September 30, 2013 or December 31, 2012	0	0
Common stock, 500,000,000 shares authorized, $0.002 par value; 17,993,694 and 12,406,633 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	35,987	24,813
Additional paid-in capital	25,385,729	24,038,807
Deficit accumulated	(26,831,824)	(23,761,751)
Total stockholders' (deficit)/equity	(1,410,108)	301,869

Total liabilities and stockholders'(deficit)/ equity	$3,072,217	$2,666,838

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Condensed Statements of Operations (Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Sales	$578,689	376,766	1,015,949	1,327,750
Cost of Goods Sold	1,219,094	466,765	1,740,939	1,729,493
Gross Margin/(Loss)	(640,405)	(89,999)	(724,990)	(401,743)
Operating Expenses/(Income):
Research and development expenses	$63,639	147,490	320,341	406,049
Selling, general and administrative expenses	463,492	561,182	1,828,753	1,989,915
Total expenses	527,131	708,672	2,149,094	2,395,964
Loss from operations	(1,167,536)	(798,671)	(2,874,084)	(2,797,707)
Non-operating revenue/(expense)
Interest expense	(112,498)	(18,677)	(518,428)	(19,372)
Unrealized gain on change in fair value of derivative liabilities	237,538	0	218,968	0
Net loss before income taxes	(1,042,496)	(817,348)	(3,173,544)	(2,817,079)
Income tax credits	0	0	103,471	158,895
Net loss	$(1,042,496)	(817,348)	(3,070,073)	(2,658,184)
Net loss per common share - basic and diluted	$(.06)	(.07)	(.21)	(.22)
Weighted average number of common shares outstanding - basic and diluted	17,793,694	12,375,206	14,462,909	12,174,029

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Operating activities
Net loss	$(3,070,073)	$(2,658,184)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation expense	48,769	90,969
Stock-based compensation	650,505	495,518
Issuance of warrants, non-cash	137,496	0
Issuance of warrants with private placement	0	116,207
Stock issued for rent and services	92,470	259,014
Amortization of debt discount	441,228	15,688
Impairment of intangible assets and fixed assets	3,699	2,077
Change in fair value of derivative liability	(218,968)	0
Establishment of loss contract reserves	638,850	0
Increase in inventory lower of cost or market reserve	20,486	0
Changes in operating assets and liabilities:
Decrease/(increase) in trade accounts receivable	305,482	(153,316)
(Increase) in prepaid expense and other current assets	(92,351)	(32,413)
Decrease in inventory	57,133	90,329
Increase/in customer deposits	81,028	86,539
(Decrease)/increase in deferred revenue	(28,900)	0
Increase in accrued warranty costs	0	4,468
(Decrease)/increase in trade accounts payable and accrued liabilities	(90,919)	303,988
Net cash used in operating activities	(1,024,065)	(1,379,116)

Investing Activities
Acquisition of fixed assets	0	(22,778)
Net cash used in investing activities	0	(22,778)

Financing activities
Borrowings on line of credit net of debt discount	270,000	300,000
Proceeds from issuance of common stock, net placement costs	1,245,000	795,000
Payments on long term debt	(8,705)	(8,705)
Net cash provided by financing activities	1,506,295	1,086,295

Net decrease in cash	482,230	(315,599)

Cash – beginning of period	78,253	371,132

Cash – end of period	$560,483	$55,533

Supplemental Information:
Income tax credits received, net of tax payments	$103,471	$158,895
Interest paid	$1,402	$2,319
Non-cash investing and financing activities:
Stock issued for accrued expenses	$157,903	$0
Application of deferred debt discount	$270,000	$15,688
Warrants issued for prepaid rent and services	$746,332	$0

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.
Statement of Stockholders’ (Deficit)/Equity
(Unaudited)

	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance, December 31, 2012	12,406,633	$24,813	$24,038,807	$(23,761,751)	$301,869

Issuance of common stock for accrued liabilities	242,469	485	157,418		157,903

Issuance of common stock for rent and services	324,592	649	199,839		200,488

Issuance of common stock, net of expenses	5,020,000	10,040	339,160		349,200

Stock options and stock compensation			650,505		656,505
Net loss for nine months				(3,070,073)	(3,070,073)
Balance, September 30, 2013	17,993,694	$35,987	$25,385,729	$(26,831,824)	$(1,410,108)

The accompanying notes are an integral part of the financial statements.

ARISTA POWER, INC.

Notes to the Financial Statements
Nine-Month Period ended September 30, 2013
(Unaudited)

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of Business

Arista Power, Inc. (the Company) was incorporated on March 30, 2001 in the State of New York as Future Energy Solutions, Inc. and in November 2008 changed its name to WindTamer Corporation. In May 2011, the Company changed its name to Arista Power, Inc. The name change more accurately reflects the broadening of the Company’s focus beyond the WindTamer® brand and entry into areas within the energy storage and power management industries.

The Company is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, and a supplier and designer of solar energy systems. The Company’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including solar, wind, fuel cells, generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at times to reduce electricity costs for large energy users. The Company also sells a Mobile Renewable Power Station that generates energy from solar PV, wind turbines, fuel cells, and generators that is stored in an integrated onboard energy storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’ The Company also designs, sells and installs residential and commercial solar PV systems.

Basis of Preparation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information required by GAAP for complete annual financial statement presentation.

In the opinion of management, all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results of operations have been included in the accompanying unaudited condensed financial statements.  Operating results for the three-month and nine-month period ended September 30, 2013 are not necessarily indicative of the results to be expected for other interim periods or the full fiscal year.  These financial statements should be read in conjunction with the financial statements and accompanying notes contained in the Arista Power Form 10-K for the fiscal year ended December 31, 2012.

Method of Accounting

The accompanying financial statements have been prepared in accordance with GAAP.  Arista Power maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.  The Company maintains its cash and cash equivalents in bank deposit accounts, which at times may exceed federally insured limits.  The Company believes it is not exposed to any significant credit risk as a result of any non-performance by the financial institutions.

Accounts Receivable

Accounts receivable represents amounts due from customers in the ordinary course of business, based upon invoiced amounts, net of any allowance for doubtful accounts.  We evaluate accounts receivable quarterly on a specific account basis to determine the need to an allowance for doubtful account reserve.  As of September 30, 2013, the allowance for doubtful accounts amounted to $0, while as of December 31, 2012, the balance was $25,200.

Inventory

Inventory consists primarily of parts and subassemblies for Power on Demand systems, solar photovoltaic (“PV”) systems, and is stated at the lower of cost or market value.  The Company capitalizes applicable direct and indirect costs incurred in the Company’s manufacturing operations to bring its products to a sellable state.  The inventory as of September 30, 2013 consisted of raw materials amounting to $164,273, which includes a lower of cost or market reserve as of September 30, 2013 of $24,163($0 as of December 31, 2012) and work-in-process amounting to $427,854.  Inventory is reviewed quarterly to determine the need for an excess and obsolete inventory reserve.  As of September 30, 2013 and December 31, 2012, no reserve was necessary.

Fixed Assets

Fixed assets are recorded at cost.  Depreciation is on a straight line basis over the shorter of the estimated useful lives or the related lease for leasehold improvements.  Leasehold improvements for space leased on a month-to-month basis are expensed when incurred.  Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred.  Any gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets

Intangible assets consist of costs associated with the application and acquisition of the Company’s patents.  Patent application costs are capitalized and amortized over the estimated useful life of the patent, which generally approximates its legal life. For the nine months ended September 30, 2013, trademark costs totaling $3,699 relating to the Company’s WindTamer® trademark were impaired.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset, including its ultimate disposition.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.   For the nine months ended September 30, 2013 and 2012, no assets were impaired.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to their short maturity.

Derivative Instruments

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. For stock-based derivative financial instruments, the Company uses the Black-Scholes option valuation model to value the derivative instruments at inception and on subsequent valuation dates. The warrants issued in conjunction with the Company’s (1) lease modification with 1999 Mt. RB, LLC, (2) strategic advisory agreement with Sunrise Financial Group, Inc. and (3) those issued to shareholders in conjunction with our private placement in July and August of 2013 do not have fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company was required to include the reset provisions in order to protect the warrant holders from the potential dilution associated with future financings. Accordingly, the warrants are recognized as a derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not the settlement of the derivative instrument could be transacted within 12 months of the balance sheet date.

Revenue Recognition

Revenue is recognized when all of the following conditions are satisfied:   (1) there is persuasive evidence of an arrangement; (2) the service or product has been provided to the customer; (3) the sale price to be paid by the customer is fixed or determinable; and (4) the collection of the sale price is reasonably assured.  Amounts billed and/or collected prior to satisfying our revenue recognition policy are reflected as customer deposits.

For research and development contracts, we recognize revenue using the proportional effort method based upon the relationship of cost incurred to date to the total estimated cost to complete the contract.  Cost elements include direct labor, materials, overhead, and outside contractor costs.  The excess of amounts billed on a milestone basis versus the amounts recorded as revenue on a proportional effort basis is classified as deferred revenue. We provide for any loss that we expect to incur in the agreements when the loss is probable.

For certain Power on Demand system sales, we bill the customer based upon the cost savings generated for the system.  Because of the terms of these sales transactions, we record the sales on a cost recovery method, whereby equal amounts of revenue and expense are recognized as collections are made, postponing the recognition of profit, if any, until all costs have been recovered. We review contract costs summaries and regularly update them to determine the expected profitability on each customer Power on Demand order. We provide for any loss that we expect to incur in conjunction with a customer order when the loss is probable and the amount is estimable.

The Company’s top customer accounted for 52% and 47%, respectively, of the revenues for the three and nine months ended September 30, 2013.

Research and Development Costs

All costs related to research and development are expensed when incurred. Research and development costs consist of expenses associated with the development of the Company’s Power on Demand system and the Mobile Renewable Power Station.  Specifically, these costs consist of labor, materials, and consulting.

Warranty Costs

The Company’s standard warranty on each Power on Demand system, wind turbine, and solar system sold protects against defects in design, material, and workmanship under normal use for varying periods, based upon the product sold.  Several warranties have specific additional terms and conditions.  The Company provides for estimated cost of warranties at the time the revenue is recognized.  Factors that affect the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on component parts, and historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in estimates will be taken into account when analyzing future warranty reserve requirements.

Stock-Based Compensation

The Company accounts for stock option awards granted under the Company’s Equity Incentive Plan in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards.  Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture.  The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50.  Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant’s or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement, or over the specified vesting period.

Income Taxes

The Company accounts for income taxes using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.  This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment.  Deferred assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.  Deferred income tax expense represents the change in net deferred assets and liability balances.

Basic and Diluted Loss Per Share

Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period.  Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued.  In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potentially issued common shares would be anti-dilutive.

As of September 30, 2013, there were 2,066,108 stock options and 7,671,267 warrants outstanding which, upon exercise, could dilute future earnings.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2 - Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern.  Since its formation, the Company utilized funds generated from private placement offerings and debt to fund its product development and operations and has incurred a cumulative net loss of $26,831,824.  The recurring losses from operations to date raise substantial doubt about the Company’s ability to continue as a going concern.  Continuation of the Company is dependent on achieving sufficiently profitable operations and obtaining additional financing.

In March of 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  In 2012, the Company sold 53 units, which yielded $795,000. On September 4, 2012, the Company entered into a loan agreement with TMK-ENT, Inc., providing for a $500,000 working capital revolving line of credit.  On November 13, 2012, the loan agreement was amended to allow the Company to borrow up to $750,000, and on December 21, 2012 the loan agreement was amended to increase the Company’s revolving line of credit to $1,250,000. On May 24, 2013, the lender amended the credit agreement to extend the maturity date of the loan to December 21, 2014.  No other terms of the agreement were amended. Borrowings under the line of credit amount to $1,018,500 as of September 30, 2013 ($748,500 as of December 31, 2012).

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of common stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales. On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds. Costs associated with the private placement amounted to $10,000, and were netted against the total proceeds.

This working capital is not expected to be sufficient to fund operational growth, and the Company expects to need to raise additional capital.  There can be no assurance that the Company will continue to be able to raise sufficient capital, at terms that are favorable to the Company or at all, to fund operations.

Note 3 – Debt

On September 4, 2012, the Company entered into an unsecured loan agreement with TMK-ENT, Inc. that provided the Company with a $500,000 working capital revolving line of credit.  Advances under the line of credit bear interest at 10% per year, payable annually. On November 13, 2012, the loan agreement was amended to allow the Company to borrow up to $750,000, and on December 21, 2012 the loan agreement was amended to increase the Company’s line of credit to $1,250,000. On May 24, 2013, the lender amended the credit agreement to extend the maturity date of the loan to December 21, 2014.  No other terms of the agreement were amended. Borrowings under the line of credit amount to $1,018,500 as of September 30, 2013 ($748,500 as of December 31, 2012). In conjunction with the line of credit facility, the Company issued 1,250,000 warrants to TMK-ENT, Inc. to purchase the Company’s common stock at varying prices from $1.38 to $1.62 per share. The warrants vest one year from issuance and have a ten year term. The fair market value of the warrants at grant date was determined utilizing the Black Scholes option pricing model and amounted to $1,839,250. The difference between the fair market value of the warrants and draws on the line of credit is $820,750 as of September 30, 2013 ($1,090,750 as of December 31, 2012), which is recorded as deferred debt discount.  The deferred debt discount will be recognized and recorded as debt discount as the Company continues to borrow against the line of credit. Debt discount costs will be recognized as the Company draws down the available line of credit, and will be amortized over the remaining term of the loan. As a result of the amortization of the debt discount, the Company expensed $86,674 and $441,228 for the three months and nine months ended September 30, 2013, as compared to $15,687 for the three and nine months ended September 30, 2012.

Annual maturities of debt are as follows:

2013 (10/1/2013- 12/31/2013)	$2,982
2014	$1,030,282
2015	$9,540
2016	$6,629

Note 4 – Stockholders’ Equity

In January 2013, the Company issued 10,000 shares of common stock to an attorney for services rendered, which totaled $10,000.

On February 4, 2013, the Company entered into a lease modification, a purchase agreement and a warrant to purchase common stock with 1999 Mt. RB, LLC, the Company’s landlord at 1999 Mt. Read Boulevard, Rochester, New York. Pursuant to the terms and conditions of the purchase agreement, the Company sold to 1999 Mt. RB 390,394 shares of our common stock in exchange for (1) the satisfaction of amounts due to 1999 Mt. RB pursuant to the original lease and (2) free rent, CAM charges and real estate taxes from February 1, 2013 through November 30, 2013 pursuant to the lease amendment.  Pursuant to the terms and conditions of the warrant agreement, the Company issued to 1999 Mt. RB a warrant to purchase up to 600,000 shares of the Company’s common stock for a purchase price of $1.00 per share.  The warrant vested in full upon issuance, and expires on February 4, 2014.  The warrant and purchase agreement have customary anti-dilution protections. The fair value of the warrants at grant date was determined utilizing the Black Scholes option pricing model, and amounted to $256,800, which will be amortized over the lease term.  Of this amount, $29,349 was expensed in the nine months ending September 30, 2013, $44,023 is recorded as a prepaid asset, and $183,428 is recorded as another asset and will be amortized in a period that exceeds one year. During the three months ending September 30, 2013, the Company determined that the warrants issued in conjunction with the lease modification should have been recorded as a derivative liability over the term of the warrant. This is reflected in the results for the three months and nine ended September 30, 2013. On July 31, 2013, pursuant to terms of the warrant, the purchase price was automatically adjusted to $0.25 per share as a result of the Company selling shares of stock on such date in a private placement for $0.25 per share.

In May, 2013, the Company entered into a strategic advisory agreement with Sunrise Financial Group, Inc., pursuant to which, Sunrise will provide the Company with prospective customer listings and introductions to building owners and managers.  In accordance with the agreement, the Company issued 166,667 shares of common stock for one year of services, which are earned in conjunction with the Company selling Power on Demand systems to customers introduced to the Company by Sunrise Financial Group, Inc., commencing May 21, 2013. The value of these shares is $100,000 and has been recorded as a prepaid asset at June 30, 2013. Additionally, the Company agreed to issue 620,341 warrants at $.73 per share.  The warrants carry a five year term, and have customary anti- dilution clause, and have been valued as a derivate liability. The fair value of the warrants at grant date was determined utilizing the Black Scholes option pricing model, and amounted to $299,044, which will be amortized over the term of the agreement.  Of this amount, $75,375 and $108,147 were expensed in the three months and nine months ending September 30, 2013 and $190,897 is recorded as a prepaid asset.

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of common stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales.  On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds. Legal costs, which amounted to $10,000, were netted against the proceeds. The Warrant and Securities Purchase Agreement have customary anti-dilution protection and registration rights. The warrants carry a five year term, and have customary anti-dilution clause, and have been valued as a derivate liability. The fair value of the warrants at grant date was determined utilizing the Black Scholes option pricing model, amounted to $895,800, and was netted against the proceeds of the private placement for a total increase in stockholders’ equity of $349,200 relating to these transactions.

In March, 2012, we issued 119,191 shares of our common stock to strategic vendor-investors in lieu of cash for goods and services totaling $251,854.

On March 7, 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  Each warrant vests two years from the date of purchase of the applicable unit and has a ten-year life.  Each purchaser of the units has agreed not to sell any shares of common stock purchased in the private placement for at least one year.  During 2012 the Company sold 53 units, which yielded $795,000, 16 of which were sold in March, 2012, which yielded $240,000.

Note 5 – Stock Based Compensation

The Company has established the 2008 Equity Incentive Plan, which is a shareholder-approved plan that permits the granting of stock options and restricted stock to employees, directors and consultants.   The 2008 Equity Incentive Plan provides for the issuance of up to 1,550,000 shares of common stock of which 50,000 shares are available for grant as Incentive Stock Options.  The exercise price for options awarded is no less than 100% of the fair market value of the common stock on the day of grant.  The options generally vest either immediately on the date of grant or 1 to 3 years from the date of grant, or based upon performance targets as specified in the option agreement.

For the three months and nine months ended September 30, 2013, the Company recorded compensation costs for options and warrants of $111,114 and $650,505, respectively as compared to $66,693 and $495,518 for the three months and nine months ended September 30, 2012. For the three months ended September 30, 2013, compensation costs relating to the issuance of options and warrants amounted to $76,733 and the Company recorded an expense of $34,381 associated with the repricing of options and warrants held by employees, directors and certain consultants of the Company. For the nine months ended September 30, 2013, compensation costs relating to the issuance of stock options and warrants amounted to $539,926, and the expense associated with repricing options and warrants amounted to $110,579. There were no costs associated with repricing stock options for the three or nine months ended September 30, 2012.

Management has valued the options at their date of grant utilizing the Black Scholes option pricing model.  Prior to the fourth quarter of 2009, there was not a public market for the Company shares.  Accordingly, the fair value of the underlying shares was determined based on recent transactions by the Company to sell shares to third parties and other factors determined by management to be relevant to the valuation of such shares.  Beginning in the fourth quarter of 2009, the quoted price for the Company’s shares on the OTCBB was used to value the underlying shares.  Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry, or based upon the Company’s historical volatility if the term of the option is less than the Company’s historical trading period.  The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.  The expected life of options used was based on the contractual life of the option granted.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for options granted:

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Expected dividend yield	0%	0%
Expected stock price volatility	105-108%	96-97%
Risk-free interest rate	2.68-3.44%	2.37-2.70%
Expected life of options	.4-9.9 years	1.8 – 9.8 years

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	516,400	$3.25
Options granted during 2013	1,655,208	$.45
Options cancelled during 2013	(105,500)	.96
Outstanding at September 30,2013	2,066,108	$.52	8.6 years	$539,600
Exercisable at September 30,2013	609,008	$2.81	5.6 years	$0

For the three months and nine months ended September 30, 2013, the Company recorded compensation costs for options granted under the plan of $20,800 and $190,861, as compared to $65,736 and $492,466 for the three months and nine months ended September 30, 2012. Stock option grants amounted to 1,655,208 for the nine months ended September 30, 2013 (178,000 for the nine months ended September 30, 2012) while 166,858 options vested during that period (150,900 options vested for the nine months ended September 30, 2012). There were 105,500 options cancelled or terminated for the nine months ended September 30, 2013, while there were 23,000 options were cancelled or terminated options for the nine months ended September 30, 2012. No options were exercised for the nine months ended September 30, 2013 and September 30, 2012.

The weighted average fair value of options granted during the nine months ended September 30, 2013 was $.45, compared to $2.05 for the nine months ended September 30, 2012.

On July 31, 2013, the Compensation Committee of the Board of Directors of Arista Power approved the repricing of all outstanding stock options to purchase common stock of the Company held by officers, other employees, current and former non-employee directors, employees and independent contractors with exercise prices in excess of $0.75 per share of common stock previously granted under the Amended and Restated 2008 Equity Incentive Plan. As a result, the exercise price of the options was lowered to $0.75 per share of Common Stock. A total of 623,650 options were repriced to $.75 per share, which resulting in a stock option expense of $34,381 for the three and nine month period ended September 30, 2013. There was no change in the number of shares subject to each option, vesting or other terms of the options. The Compensation Committee of the Board of Directors effectuated the repricing to realign the value of the options with their intended purpose, which is to retain and motivate the holders of the options to continue to work in the best interests of Arista Power. Prior to the repricing, many of the options had exercise prices well above the recent market prices of the Company's common stock. The options were repriced unilaterally and the consent of holders was neither necessary nor obtained.

On January 22, 2013 the Board of Directors of the Company approved the repricing of 25,000 outstanding compensatory options to purchase common stock of the Company held by a consultant of the Company, Michael Hughes, an attorney who has provided and continues to provide legal services to the Company, previously granted under the Amended and Restated 2008 Equity Incentive Plan. As a result, the exercise price of the options was lowered to $1.20 per share, an amount equal to the last trade of the Company’s common stock on January 22, 2013. There was no change in the number of shares subject to each option, vesting or other terms of the options. The Company recorded expenses totaling $13,575 associated with the repricing for the three month period ending March 31, 2013. Mr. Hughes became an employee of the Company in July of 2013.

On December 13, 2010, the Board of Directors approved a restricted stock grant award to certain employees in lieu of future salary cash payments.  The employees forfeited salary over a twelve-week period to purchase common shares, which were valued at fair market value as of the date of grant.  The Compensation Committee of the Company’s Board of Directors have approved a change in the vesting date for restricted stock held by certain employees from April 1, 2011 to April 1, 2014. A total of 55,969 shares vested on April 1, 2011, 50,989 vested on August 20, 2013 and the remaining 118,379 shares are scheduled to vest on April 1, 2014.

The following table summarizes the status of the Company’s restricted share awards:

Restricted Shares	Number of Restricted Shares	Weighted Average Fair Value at Grant Date
Non-vested at January 1, 2013	169,368	$2.80
Vested during 2013	50,989
Non-vested at September 30, 2013	118,379	$2.80

There was no expense associated with this restricted stock grant for the three months or nine months ended September 30, 2013 and 2012.

Note 6 – Warrants

Management has valued warrants at their date of issue utilizing the Black-Scholes option pricing model.  Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry, or based upon the company’s historical volatility if the term of the warrant is less than the Company’s trading history. The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted:

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Expected dividend yield	0%	0%
Expected stock price volatility	93-98%	97-98%
Risk-free interest rate	.14–2.60%	2.06-3.03%
Expected life of warrants	.35-9.3 years	7.6-9.9 years

The following table summarizes the status of the Company’s warrants granted:

	Number of Shares Remaining Warrants	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2013	2,954,250	$3.80
Warrants granted during 2013	4,717,017	$.53
Outstanding at September 30, 2013	7,671,267	$1.55	5.83 years	$1,228,088
Exercisable at September 30, 2013	5,794,625	$1.53	5.26 years	$1,228,088

The weighted average fair value of warrants issued during nine months ended September 30, 2013 and 2012 was $.41 and $2.59, respectively.  During the nine months ended September 30, 2013, 4,302,625 warrants vested (none vested for the nine months ended September 30, 2012), and  no warrants were expired or cancelled for the nine months ended September 30, 2013 and 2012.

For the three and nine months ended September 30, 2013, the Company recorded compensation costs of $55,933 and $349,065 for 416,666 warrants issued to a consultant of the Company. The warrants have a ten year life, a $1.20 exercise price. On July 31, 2013, the Compensation Committee revised the vesting of 111,110 of these warrants to one year from the anniversary date of the warrants and as a result, these warrants vest from six months to one year from grant date. No other revisions were made to this warrant agreement.

On January 22, 2013 the Board of Directors of the Company approved the repricing of 423,125 outstanding warrants to purchase common stock of the Company held by a consultant of the Company, Michael Hughes, an attorney who has provided and continues to provide legal services to the Company. As a result, the exercise price of the options was lowered to $1.20 per share, an amount equal to the last trade of the Company’s common stock on January 22, 2013. There was no change in the number of shares subject to each warrant, vesting or other terms of the warrants. The Company recorded expenses totaling $62,623 associated with the repricing for the three month period ending March 31, 2013. Mr. Hughes became an employee of the Company in July, 2013.

Note 7 – Derivative Liabilities

Certain warrants issued by the Company do not have fixed settlement provisions because their exercise prices may be lowered if the Company issues securities at lower prices in the future, are classified as derivative liabilities, and are revalued at each reporting date. These warrants include (1) warrants issued to 1999 Mt RB, LLC in conjunction with our lease modification on February 4, 2013 (2) warrants issued conjunction with the Company’s strategic advisory agreement with Sunrise Financial Group, Inc. on May 21, 2013 and (3) warrants issued in conjunction with the Company’s private placements on July 31, 2013 and August 6, 2013. The Company was required to include the reset provisions in order to protect the warrant holders from the potential dilution associated with future financings.

Management has valued warrants at their date of issue utilizing the Black-Scholes option pricing model. Expected volatility is based upon a weighted average historical volatility of peer companies operating in a similar industry. The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the warrants depending on the date of the issue and their expected life.  The expected life of warrants used was based on the term of the warrant.  The Company determined the expected dividend rate based on the assumption and expectation that earnings generated from operations are not expected to be adequate to allow for the payment of dividends in the near future.  The following weighted-average assumptions were utilized in the fair value calculations for warrants granted and subsequent relvaluation:

Nine Months Ended
September 30, 2013
Expected dividend yield	0%
Expected stock price volatility	90-172%
Risk-free interest rate	.08–1.41%
Expected life of warrants	.35-4.84 years
Number of warrants	4,300,351
Fair value of warrants	$1,232,676

The fair value of these warrant liabilities was $1,232,676 at September 30, 2013. Of this amount, $130,200 is reported as a short term liability, as the warrants associated with this derivative liability will expire in less than one year.  The reminder, $1,102,476 is classified as a long-term liability. The change in fair value during the three and nine months ending September 30, 2013 was ($237,538) and ($218,698), respectively, and is reported in our statement of operations as an unrealized gain on the change in fair value of the derivative liabilities. The fair value of the derivative liabilities are re-measured at the end of every reporting period and upon the exercise of the warrant. The change in fair value is reported in the consolidated statement of operations as an unrealized gain or loss on the change in fair value of the derivative liability.

Fair Value Measurement

Valuation Hierarchy
ASC 820, “Fair Value Measurements and Disclosures,” establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the liabilities carried at fair value measured on a recurring basis as of September 30, 2013:

		Fair Value Measurements at September 30, 2013
	Total Carrying Value at September 30, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative liabilities	$1,232,676	$-	$-	$1,232,676

The derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors, and are classified within Level 3 of the valuation hierarchy.

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:

Nine Months ended September 30, 2013
Beginning balance January 1, 2013	$0
Initial valuation of derivative financial instruments	1,451,644
Net unrealized (gain) loss on derivative financial instruments	(218,968)
Ending balance	$1,232,676

Note 8 – Commitments and Contingencies

Operating Lease

In October 2010, we executed a lease for our Rochester facility at 1999 Mt Read Boulevard (a four building complex).  The lease term was from August 2010 through July 2015.  The first year of the lease term required monthly base rent payments of $5,396, payable in cash or in the Company’s common stock. The base rent increases by 3% on August 1st of the each year of the lease.  The Company also is required to pay its proportionate share of real estate taxes and common area maintenance costs for the Rochester facility.

On February 4, 2013, the Company entered into a lease modification, a purchase agreement and a warrant to purchase common stock with 1999 Mt. RB, LLC, the Company’s landlord at 1999 Mt. Read Boulevard, Rochester, New York.

Pursuant to the terms and conditions of the purchase agreement, the Company sold to 1999 Mt. RB 390,394 shares of our common stock in exchange for (1) the satisfaction of amounts due to 1999 Mt. RB pursuant to the original lease and (2) free rent, common area maintenance charges and real estate taxes from February 1, 2013 through November 30, 2013 pursuant to the lease amendment.  Pursuant to the terms and conditions of the warrant agreement, the Company issued to 1999 Mt. RB a warrant to purchase up to 600,000 shares of the Company’s common stock for a purchase price of $1.00 per share.  The warrant vested in full upon issuance, and expires on February 4, 2014.  On July 31, 2013, pursuant to the terms of the warrant, the exercise price was automatically adjusted to $0.25 per share as a result of the Company selling shares of stock on such date in a private placement for $0.25 per share

The lease amendment amended the original lease between the Company and 1999 Mt. RB, and provides, among other things: (1) the leasing of approximately 20,096 square feet at 1999 Mt. Read Boulevard, Rochester, New York; (2) a lease term that runs from February 1, 2013 through November 30, 2018, (3) two five-year renewal options at the option of Arista Power; (4) the Free Rent Period ( from February 1, 2013 through November 30, 2013); and (5) base rent starting on November 30, 2013 at a price of $3.50 per square foot per year with annual increases of 3%. In addition, the Company must pay all future rent in cash.

Annual cash commitments by year under the Company’s lease agreements are as follows:

Cash rental commitment
2013 (9/1-12/31/2013)	$5,861
2014	$70,512
2015	$72,627
2016	$74,806
2017	$77,050
2018	$72,567

Warranty

The Company entered into a number of sales orders for Power on Demand systems, solar installations, and wind turbine units.  Certain of these sales orders required deposits of the agreed-upon portion of the purchase price upon acceptance of the sales order.  The advance payments received as of September 30, 2013 amounted to $208,267 (the December 31, 2012 total was $127,239) and have been included in customer deposits.  We expect to install the systems and units associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials, obtain New York State Energy Research Development Authority (“NYSERDA”) approvals, complete site assessments, and continue product evaluation. The sales orders included product warranties of varying periods, depending on the product sold, against defects in materials and workmanship. The Company provides for estimated cost of warranties at the time the revenue is recognized and has established a corresponding warranty reserve.  Factors that affect the balance required in the warranty reserve are projected cost of repair and/or replacement, component life cycles, manufacturer’s warranty on parts and components, and limited historical data. These estimates are reviewed quarterly and are updated as new information becomes available. The impact of any change in warranty cost estimates will be taken into account when analyzing future warranty reserve requirements. As of September 30, 2013 and December 31, 2012, the warranty reserve totals $140,074. The following table summarizes the activity in the accrued warranty account:

	September 30, 2013	December 31, 2012
Balance as of beginning of year	$140,074	$135,606
Warranty costs accrued	0	32,816
Settlements made	0	(28,348)
Total accrued warranty costs	$140,074	$140,074

Employment Agreements

On July 29, 2013, each of William Schmitz, Chief Executive Officer, Molly Hedges, Chief Financial Officer, Mark Matthews, President, and Adeeb Saba, Vice President of Operations, entered into a termination of employment agreement with Arista Power. Pursuant to such termination of employment agreements, each of the executives terminated their respective employment agreements with Arista Power, effective July 29, 2013 and each of the executives agreed to become at-will employees. Accordingly, the Company is no longer liable for certain severance provisions for compensation under the terminated employment agreements.

Note 9 –Income Taxes

The Company records its statutory taxes as expense when paid. These expenses amounted to $500 for the nine months ending September 30, 2013 and 2012. The Company filed its 2011 New York State corporation income tax return during September, 2012, which generated a tax credit for being a Qualified Emerging Technology Company.   The Company received the refund of $103,971 in April, 2013, which was recorded as an income tax credit. The Company filed its 2010 New York State corporate income tax return during March 2011, which generated a tax credit for being a Qualified Emerging Technology Company. In January of 2012, the Company received payment of $159,395 for this tax credit, which is reflected in results for the three months ended March 31, 2012.

Note 10- Recent Accounting Pronouncements

The Company has considered recent accounting pronouncements and believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the unaudited historical financial statements and the related notes and the other financial information included elsewhere in this report and in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth under “Information Concerning Forward-Looking Statements” and under other captions contained elsewhere in this report.

Company Overview

During 2012 and the first nine months of 2013, we continued our product development, with most of such efforts directed at our Power on Demand system and Mobile Renewable Power Station. We expect to continue further development and product enhancement on our products in the remainder of 2013 and 2014.

In 2012, we were awarded $1.8 million in U.S. Army contracts to be the prime contractor to complete Phase One and Phase Two activities to develop an Intelligent Micro-Grid for the Renewable Energy for Distributed Under-Supplied Command Environments (“REDUCE”) program under the guidance of the U.S. Army Communications-Electronics Research, Development and Engineering Center. In the latter half of September 2012, we completed Phase One activities. Work commenced on Phase Two late in 2012, which continued into 2013. In September, 2013, the Company was awarded a contract valued at $625,000 to continue development under this contract. The Company believes that the micro-grid that it is developing for the U.S. Army will complement the development of the products that it will sell to commercial, military and governmental customers.

In April 2012, we announced that we signed a cooperation agreement with GE’s Energy Storage Business.

In May 2012, we were selected as the installers for the Solarize Madison County Program. This community solar purchasing program was the foundation for other similar programs that we launched in 2013 with the city of Hornell, and Genesee and Seneca Counties. We continue to enroll additional selected regions to market this type of program in 2013.

In May 2013, we entered into an Agreement with City Lights at Queens Landing, Inc. pursuant to which City Lights has agreed to purchase a Power on Demand system for installation and use at City Lights’ 43-story, 525-unit cooperative building located in Long Island City, New York. The City Lights Building is managed by Rose Associates, Inc., a New York-based full service real estate firm. Separately City Lights intends to purchase and install a combined heating and power co-generation system at the City Lights Building. The Power on Demand system will consist of a micro-grid that will include the integration of the newly installed solar PV, the newly installed CHP co-generation system, energy storage and power distribution. This represents the Company’s first sale of a Power on Demand system to be installed in the New York City area. We expect the Power on Demand system to be installed in the first quarter of 2014.

On August 8, 2013, the Company entered into an agreement with a customer to sell a 166kW solar PV system for $574,000, which we expect to be installed in the fourth quarter of 2013.

As of November 4, 2013, the Company’s current order backlog is approximately $3.0 million which consists of orders for several Power on Demand systems, multiple solar PV systems, and two government contracts. A portion of this backlog will be recognized as an installment sale utilizing the cost recovery method of revenue recognition.

Results of Operations

Results of Operations for Quarter Ended September 30, 2013 Compared to Quarter Ended September 30, 2012.

Revenues

During the quarter ended September 30, 2013, we reported revenues of $579,000 as compared with revenues of $377,000 for the quarter ending September 30, 2012. Sales of solar PV installations were significantly higher for the quarter ended September 30, 2013, increasing over 300% as compared to the same period in 2012. Sales revenue associated with the REDUCE program were consistent quarter in 2013 as compared to 2012, and amounted to approximately $300,000 in each quarter. We have received deposits from customers totaling approximately $208,000 as of September 30, 2013. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSEDRA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

We continue to expand our selling efforts where, by coupling our power management systems with renewable energy, we can provide our customers with an attractive return on investment.

Gross Loss

For the quarter ended September 30, 2013, our gross loss amounted to $640,000, as compared to a gross loss of $90,000 for the quarter ended September 30, 2012. The increase in gross loss results from the recognition of an expected loss relating to a power on demand installation expected to be commissioned early in 2014. During the quarter ending September 30, 2013, it became evident that the Company was going to be responsible for implementing certain structural changes required to the customer’s building site so that it could safely house a Power on Demand system. The Company expects this to be a one-time occurrence because of the special circumstances of the customer’s building, and we do not expect it to be reflective of the costs to install a typical Power on Demand systems in the future. Additionally, the Company reserved for certain inventory that is expected to yield a lower selling price than it was being carried in inventory. Excluding these adjustments, we would have reported a positive gross margin instead of a gross loss for the quarter.

Research and Development

Research and development costs for the quarter ended September 30, 2013 totaled $64,000 as compared to $147,000 for the quarter ended September 30, 2012. This decrease results from lower costs due to employee headcount decreases in 2013 versus 2012 levels.

Selling, General and Administrative

Selling, general and administrative expenses for the quarter ended September 30, 2013, were $463,000, as compared to $561,000 for the quarter ended September 30, 2012. The decrease is attributable to decreased payroll costs resulting from lower employee headcount and management salary reductions instituted in the third quarter of 2013 as a cost cutting measure.

Depreciation and Amortization

Depreciation and amortization charges were $15,000 for the quarter ended September 30, 2013, compared to $30,000 during the quarter ended September 30, 2012, due to the impairment of wind turbine tooling in December, 2012, and the minimal new asset purchases over the last year.

Other Income (Expense)

Interest expense for the quarter ended September 30, 2013 was $112,000, as compared to $19,000 expense for the quarter ended September 30, 2012. The increase is due to the amortization of deferred debt discount relating to the Company’s line of credit, as well as interest recorded at 10% of the outstanding line of credit balance for the full quarter ended September 30, 2013 as compared to a partial quarter, with a smaller outstanding line of credit balance for the period ending September 30, 2012.

In 2013, we recorded derivative liabilities associated with the issuance of warrants for (1) a lease modification with our existing landlord, (2) an advisory agreement with Sunrise Financial Group, LLC and (3) in conjunction with our private placement funding which occurred during the third quarter of 2013. The warrants do not have fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. Accordingly, the Company revalues these derivative liabilities each quarter, and the financial statements reflect a gain on the revaluation of the derivative liabilities for the quarter ending September 30, 2013 of $238,000.  There were no derivative liabilities on our balance sheet as of September 30, 2012, therefore no revaluation was required.

Net Loss

We incurred net losses of $1,042,000 and $817,000 for the quarter ended September 30, 2013 and 2012, respectively.  Operating losses amounted to $1,168,000 and $799,000 for the quarter ended September 30, 2013 and 2012 respectively.  Decreases in net loss for the quarter ended September 30, 2013 were due to the interest and debt discount amortization amounting to $112,000 relating to our TMK-ENT, Inc. line of credit for the quarter ended September 30, 2013 being offset by the unrecognized gain of $238,000 on our derivative liabilities.  For the quarter ended September 30, 2012, interest expense amounted to $19,000.

Results of Operations for Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012.

Revenues

During the nine months ended September 30, 2013, we reported revenues of $1,016,000 as compared with revenues of $1,328,000 for the nine months ended September 30, 2012. The decrease in sales is results from lower levels of sales revenue associated with the REDUCE program in 2013 as compared to 2012. Sales of solar PV installations increased by $107,000, or 24% for the nine months ended September 30, 2013 as compared to the same period in 2012. We have received deposits from customers totaling approximately $208,000 as of September 30, 2013. We expect to realize sales associated with these deposits during the next several quarters, as we obtain permits and zoning approvals from customers’ town officials and NYSEDRA for solar PV installations, complete site assessments, and complete installations and inter-connection agreements, although there can be no assurance that we will be able to meet this schedule.

We continue to expand our selling efforts where, by coupling our power management systems with renewable energy, we can provide our customers with an attractive return on investment.

Gross Loss

For the nine months ended September 30, 2013, gross loss amounted to $725,000 as compared to $402,000 for the nine months ended September 30, 2012. The increase in gross loss results from the recognition of an expected loss relating to a power on demand installation expected to be commissioned early in 2014.  During the quarter ended September 30, 2013, it became evident that the Company was going to be responsible for implementing certain structural changes required to the customer’s building site so that it could safely house a Power on Demand system. The Company expects this to be a one-time occurrence because of the special circumstances of the customer’s building, and we do not expect it to be reflective of the costs to install typical Power on Demand systems in the future.  Additionally, the Company reserved for certain inventory that is expected to yield a lower selling price than it was being carried in inventory.  The Company continues to show improvement in solar sales margin, and has taken cost cutting measures to reduce costs in its Operations department. The gross loss includes costs associated with maintaining an operations staff, responsible for not only solar products, and Power on Demand systems, but also for troubleshooting customer issues, inventory management, and maintaining day to day operations. For the nine months ended September 30, 2013, operations department costs decreased approximately $168,000 from 2012 levels, due to lower sales installation costs and a reduction in warranty-related expenses.

Research and Development

Research and development costs totaled $320,000 and $406,000, respectively for the nine months ended September 30, 2013 and 2012. Decreases from lower salaries and related expenses were partially offset by lower allocations to cost of goods sold for the REDUCE program.

Selling, General and Administrative

Selling, general and administrative expenses for the nine months ended September 30 2013 and 2012, were $1,829,000 and $1,990,000, respectively. The decrease over the prior year was related primarily to reduced salaries and benefits, which resulted from employee headcount reductions as well as cost constraint measures instituted in July, 2013.

Depreciation and Amortization

Depreciation and amortization charges were $49,000 for the nine months ended September 30, 2013, compared to $91,000 during the nine months ended September 30, 2012, due to the impairment of wind turbine tooling in December, 2012, thereby reducing the Company’s depreciable asset base. The Company impaired $4,000 relating to the costs related to the WindTamer™ trademark for the nine months ended September 30, 2013.

Other Income (Expense)

Interest expense for the nine months ended September 30, 2013 was $518,000, as compared to an expense of $19,000 for the nine months ended September 30, 2013. The increase is due to the amortization of deferred debt discount relating to the Company’s line of credit, as well as interest recorded at 10% of the outstanding line of credit balance for the nine months ended June 30, 2013. The line of credit was established in September of 2012.

In 2013, we recorded derivative liabilities associated with the issuance of warrants for (1) a lease modification with our existing landlord, (2) an advisory agreement with Sunrise Financial Group, LLC and (3) in conjunction with our private placement funding which occurred during the third quarter of 2013. The warrants do not have fixed settlement provision because their exercise prices may be lowered if the Company issues securities at lower prices in the future. Accordingly, the Company revalues these derivative liabilities each quarter, and the financial statements reflect a gain on the revaluation of the derivative liabilities for the nine months ending September 30, 2013 of $219,000.  There were no derivative liabilities on our balance sheet as of September 30, 2012, therefore no revaluation was required.

In April, 2013, we received a 104,000 tax credit for the year ending December 31, 2011, relative to the Qualified Emerging Technology Company tax credit, while the tax credit received in 2012 (for the year ended December 31, 2010) relative to this credit was $159,000 and was received in January, 2012.

Net Loss

We incurred net losses of $3,070,000 and $2,658,000 for the nine months ended September 30, 2013 and 2012, respectively. Operating losses amounted to $2,874,000 and, $2,798,000 for the nine months ended September 30, 2013 and 2012 respectively. Increases in net loss for the nine months ended September 30, 2013 were due to the interest and debt discount amortization amounting to $518,000 ($19,000 for the nine months ended September 30, 2012) relating to our line of credit with TMK-ENT, Inc. offset by the net unrealized gain on derivative liabilities of $219,000 for the nine months ended September 30, 2013 ($0 for the nine months ended September 30, 2012) and by tax credits of $104,000 and $159,000, received in the first nine months of 2013 and 2012, respectively from New York State for a Qualified Emerging Technology Company tax credit.

In July, 2013, we took steps to decrease overhead costs by terminating employment contracts with executive officers.  Each of the Company’s four executive officers became at will employees, and agreed to significant reductions in cash compensation, including a portion of back pay.  Additionally, several management employees also agreed to pay reductions.

Liquidity and Capital Resources

Since our inception, our product development and operations have been financed primarily through private placement stock offerings and debt.  We generated sales of $1,999,000 for the year ended December 31, 2012 ($1,328,000 for the nine months ended September 30, 2012), and $1,016,000 for the nine months ended September 30, 2013, and net losses of $3,490,000 for the year ended December 31, 2012 ($2,658,000 for the nine months ended September 30, 2012) and $3,070,000 for the nine months ended September 30, 2013. Our accumulated deficit totals $26,831,824 as of September 30, 2013. Our working capital deficit at September 30, 2013 amounted to $572,000. At December 31, 2012, we had a working capital of $178,000.

On March 7, 2012, our Board of Directors approved a private placement for the sale of up to 100 units, with each unit costing no less than $15,000 and consisting of 7,500 shares of the Company’s common stock and a warrant to purchase 1,000 shares of the Company’s common stock at $10.00 per share.  Each warrant will vest two years from the date of purchase of the applicable unit, and has a ten-year term.  Each purchaser of the units in this private placement is required to agree not to sell any shares of common stock purchased in the private placement for at least one year.  The Company sold 53 units in 2012, which yielded $795,000, of which 16 units were sold during the quarter ending March 31, 2012, for proceeds of $240,000.

On September 4, 2012, the Company entered into an unsecured loan agreement with TMK-ENT, Inc. that provided for a $500,000 working capital revolving line of credit.  Advances under the line of credit bear interest at 10% per year, payable annually. On November 13, 2012, the loan agreement was amended to allow the Company to borrow up to $750,000, and on December 21, 2012 the loan agreement was amended to increase the Company’s line of credit to $1,250,000. On May 24, 2013, the lender amended the credit agreement to extend the maturity date of the loan to December 21, 2014.  No other terms of the agreement were amended. Borrowings under the line of credit amount to $1,018,500 as of September 30, 2013 ($748,500 as of December 31, 2012). In conjunction with the line of credit facility, the Company issued 1,250,000 warrants to TMK-ENT, Inc. to purchase the Company’s common stock at varying prices from $1.38 to $1.62 per share. The warrants vest one year from issuance and have a ten year term.

On July 31, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of common stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales. On August 8, 2013, the Company sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds. The Warrant and Securities Purchase Agreement have customary anti-dilution protections. Legal costs associated with this private placement amounted to $10,000.

We will require additional funding to satisfy our operating cash needs and our anticipated growth for the next twelve months.

In July, 2013, we took steps to reduce overhead costs by terminating employment contracts with executive officers. Each of the Company’s four executive officers became at will employees, and agreed to significant reductions in cash compensation, including a portion of back pay. Additionally, several management employees also agreed to pay reductions.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2012 and 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations.

The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. Furthermore, our ability to raise additional capital may be made more difficult by a global financial crisis.

Operating Activities

Our operating activities used net cash of $1,024,000 for the nine months ended September 30, 2013.  Cash used in operations resulted from a net loss of $3,070,000, reduced by non-cash adjustments of $1,815,000 consisting primarily of $651,000 of stock based compensation, the establishment of a reserve associated with projected project losses and inventory for $659,000, stock and warrants issued for rent and services totaling $230,000 and the amortization of debt discount of $441,000. Net changes to working capital amounted to $231,000 and were primarily due to decreases in accounts receivables and increases in customer deposits offset by decreases in accounts payables.

Investing Activities

The Company did not utilize any funds for investing activities for the nine months ended September 30, 2013.

Financing Activities

Our financing activities provided $1,506,000 for the nine months ended September 30, 2013. The Company raised $1,245,000 of net proceeds in a third quarter, 2013 private placement of the Company’s common stock (fees associated with the funding amounted to $10,000) and draw-downs on the Company’s line of credit amounted to $270,000, while repayments on long term debt were $9,000.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to shareholders.

Critical Accounting Policies

As of September 30, 2013, the Company’s critical accounting policies and estimates have not changed materially from those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 28, 2013 with the Securities and Exchange Commission.

Information Concerning Forward-Looking Statements

All statements in this Form 10-Q, future filings by the Company with the Securities and Exchange Commission (“Commission”), the Company’s press releases and oral statements by authorized officers of the Company, other than statements of historical facts, that address future activities, events or developments are “forward-looking statements.”

These forward-looking statements include, but are not limited to, statements relating to our anticipated financial performance, business prospects, new developments, new merchandising strategies and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. We have based these forward-looking statements on certain assumptions and analyses made by us in light of our experience and on our assessment of historical trends, current conditions, expectations, and projections about expected future developments and events, as well as on other factors we believe are appropriate under the circumstances and other information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in Item 1A of Part I of the Company’s 10-K filed with the Commission, for the fiscal year ended December 31, 2012, that may affect the operations, performance, development and results of our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties. All forward-looking statements and reasons why results may differ contained herein are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ. All of the forward-looking statements contained herein are qualified by these cautionary statements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

None.

Item 4. Controls and Procedures

The Company’s management has established disclosure controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within time periods specified in the SEC rules and forms. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

Based on the evaluation of the effectiveness of our disclosure controls and procedures, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of September 30, 2013.

There can be no assurance, however, that our disclosure controls and procedures will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be set forth in our periodic reports. There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable, not absolute, assurance of achieving their control objectives.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting that occurred during the nine months ended September 30, 2013 that has materially affected, or is likely to materially affect, the Company’s internal control over financial reporting.

Part II – OTHER INFORMATION

Item 1. Legal Proceedings

On November 29, 2011, we filed a complaint in the Supreme Court of the State of New York, Monroe County, against Ultralife Corporation and against Andrew Naukam, Michael Popielec, Bradford Whitmore, Philip Fain, Peter Comerford, Steven Anderson, and John Kavazanjian, all of whom are either current or former officers and/or directors of Ultralife Corporation.  On January 17, 2012, we filed an Amended Complaint against the defendants, which asserts eight causes of action:  (1) misappropriation of trade secrets against all defendants; (2) misappropriation of an idea against all defendants; (3) unfair competition against all defendants; (4) breach of contract against Ultralife; (5) fraudulent misrepresentation against all defendants except Mr. Anderson; (6) unjust enrichment against Ultralife; (7) breach of the implied covenant of good faith and fair dealing against Ultralife; and (8) replevin against Ultralife.  The lawsuit centers on defendants’ actions in connection with Ultralife’s development of its Gen Set Eliminator System, and alleged misappropriation by defendants of our intellectual property and trade secrets related to our competing product, the Mobile Renewable Power Station.

On February 6, 2012, the individual defendants moved to dismiss our Amended Complaint in its entirety and Ultralife moved to dismiss our claims for misappropriation of trade secrets, misappropriation of an idea, fraudulent misrepresentation, unjust enrichment, and breach of the implied covenant of good faith and fair dealing.  On March 9, 2012, the Court issued an Opinion denying, in part, the defendants’ motion to dismiss and ruling that the following claims would proceed in the litigation,:  (1) misappropriation of trade secrets against all defendants; (2) misappropriation of an idea against all defendants; (3) unfair competition against all defendants; (4) breach of contract against Ultralife; (5) fraudulent misrepresentation against all defendants except Mr. Anderson; and (6) replevin.  Two claims were dismissed because they were duplicative or incompatible with other claims that the Court held would proceed in the litigation.  In September 2013, we voluntarily dismissed the action against all of the defendants except Ultralife Corporation and Andrew Naukam.  This action is in discovery.

Separately, on September 23, 2011, Ultralife filed a complaint, which was amended on February 29, 2012, in the Supreme Court of New York, Wayne County, against us and a non-officer former employee of ours who is a former Ultralife employee. In that action, which has been transferred to the Supreme Court of New York, Monroe County, Ultralife has asserted claims arising out of our employment of former Ultralife employees. This action is in discovery. We believe that, even if we are unsuccessful on the merits in this litigation, it would not have a material adverse effect on our business, our financial condition or results of operations.

Item 1A. Risk Factors

Smaller reporting companies are not required to provide the information required by this item.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

In January 2013, we issued 10,000 shares of our common stock to one of our attorneys for $10,000 in legal services rendered.

On February 4, 2013, we issued 390,394 shares of our common stock in lieu of past rents due to our landlord totaling $157,903 and for future rents due for the period of February 1, 2013 until November 30, 2013 of $90,889.  Concurrently with the issuance of our common stock in return for past and future rents due, we issued our landlord a warrant to purchase 600,000 shares of common stock at $1.00 per share. The warrants vested immediately, and have a one-year term. On July 31, 2013, pursuant to the terms of the warrant, the exercise price was automatically adjusted to $0.25 per share as a result of the Company selling shares of stock on such date in a private placement for $0.25 per share.

On May 21, we issued 166,667 shares of the Company’s common stock for a strategic advisory agreement with Sunrise Financial Group, Inc.  Additionally, as part of this agreement we issued a warrant to purchase 640,351 shares of common stock at $.73 per share, with a five year term.

On July 31, 2013, we sold pursuant to a Securities Purchase Agreement an aggregate of 4,420,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 2,210,000 additional shares of Common Stock at a purchase price of $0.30 per share to 12 institutional and private investors for a total of $1,105,000 in gross proceeds from the sales. On August 8, 2013, we sold pursuant to a Securities Purchase Agreement an aggregate of 600,000 shares of its common stock and five-year warrants, which vested in full upon issuance, to purchase a total of 300,000 additional shares of common stock at a purchase price of $0.30 per share for a total of $150,000 in gross proceeds. Pursuant to the Securities Purchase Agreement, we were required to register with the Securities and Exchange Commission the shares and the shares underlying the warrants issued in pursuant to this agreement. These shares were registered on a Form S-1, which was declared effective by the Securities and Exchange Commission on October 21, 2013.

Other than as indicated above, the securities sold in the above-referenced transactions have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. We have not undertaken any obligation to register such shares.

The terms of sales of unregistered sales of securities by us are described in Item 5 Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities under the captions “Recent Unregistered Sales of Securities”.

The securities referenced above were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the securities were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such units, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being acquired were being acquired for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  Mine Safety Disclosures

Not Applicable.

Item 5.  Other Information

None

Item 6.  Exhibits

31.2	Certification of the Chief Financial Officer Pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification Pursuant to 18 U.S.C. Section 1350 by the Chief Executive Officer, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification Pursuant to 18 U.S.C. Section 1350 by the Chief Financial Officer, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification Pursuant to 18 U.S.C. Section 1350 by the Chief Financial Officer, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARISTA POWER, INC.

November 12, 2013
	By:	/s/ William A. Schmitz
William A. Schmitz
Chief Executive Officer

Exhibitit 31.1

Certification of Chief Executive Officer
as required by Rule 13a-14 Or 15d-14 of the Securities Exchange Act of 1934,
 as adopted pursuant to Section 302 of The Sarbanes-Oxley Act of 2002

I,  William A. Schmitz, certify that:

1.      I have reviewed this quarterly report on Form 10-Q of Arista Power, Inc.;

2.      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      The registrant 's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant 's auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 12, 2013
/s/ William A. Schmitz
William A. Schmitz
Chief Executive Officer

Exhibit 31.2

Certification of Chief Executive Officer
as required by Rule 13a-14 Or 15d-14 of the Securities Exchange Act of 1934,
 as adopted pursuant to Section 302 of The Sarbanes-Oxley Act of 2002

I,  Molly Hedges, certify that:

1.      I have reviewed this quarterly report on Form 10-Q of Arista Power, Inc.;

2.      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      The registrant 's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant 's auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 12, 2013
/s/ Molly Hedges
Molly Hedges
Chief Financial Officer

Exhibit 32.1

Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Arista Power, Inc. (the “Company”) on Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William A. Schmitz, as Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 to the best of my knowledge, that:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 12, 2013

/s/ William A. Schmitz
William A. Schmitz
Chief Executive Officer

Exhibit 32.2

Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

In connection with the Quarterly Report of Arista Power, Inc. (the “Company”) on Form 10-Q for the quarter ended September 30, 2013 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William A. Schmitz, as Chief Executive Officer of the Company, hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 to the best of my knowledge, that:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 12, 2013

/s/ Molly Hedges
Molly Hedges
Chief Financial Officer